ROSS MILLER

Secretary of State

(775) 684 5708

Website: secretaryofstate.biz

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

Certificate of Change Pursuant to NRS 78.209	Filed in the office of Document Number 20070714317·12 Filing Date and Time Ross Miller 1011912007 8:20 AM Secretary of State State of Nevada Entity Number E0706152006·0

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Cab-Tive Advertising, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

70,000,000 common stock, $.001 par value; 5.000,000 preferred stock, $.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

700,000,000 common stock, $.001 par value; 5.000,000 preferred stock, $.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

67,500,000 common shares; no preferred shares

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7. Effective date of filing (optional):

8. Officer Signature: X/s/ Brian Blaszczak         President

                                          Signature                      Title